Exhibit 4.31

INDIA NON JUDICIAL Government of National Capital Territory of Delhi e-Stamp

Certificate No.	:	IN-DL51994725316245Q
Certificate Issued Date	:	17-Jul-2018 05:02 PM
Account Reference	:	IMPACC (IV)/ dl740303/DELHI/DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL74030307955094525454Q
Purchased by	:	IDEA CELLULAR LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0
(Zero)
First Party	:	IDEA CELLULAR LIMITED
Second Party	:	Not Applicable
Stamp Duty Paid By	:	IDEA CELLULAR LIMITED
Stamp Duty Amount(Rs.)	:	100
(One Hundred only)

Please write or type below this line

THIS STAMP PAPER FORMS AN INTEGRAL PART OF THE FIRST AMENDMENT TO THE IMPLEMENTATION AGREEMENT DATED 30 August 2018 EXECUTED AMONG VODAFONE INDIA LIMITED, VODAFONE MOBILE SERVICES LIMITED, IDEA CELLULAR LIMITED, AL-AMIN INVESTMENTS LTD., ASIAN TELECOMMUNICATION INVESTMENTS (MAURITIUS) LTD., CCII (MAURITIUS) INC, EURO PACIFIC SECURITIES LTD., VODAFONE TELECOMMUNICATIONS (INDIA) LTD., MOBILVEST, PRIME METALS LTD., TRANS CRYSTAL LTD., OMEGA TELECOM HOLDINGS PRIVATE LIMITED, TELECOM INVESTMENTS INDIA PRIVATE LIMITED, JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED, USHA MARTIN TELEMATICS LIMITED, PILANI INVESTMENT AND INDUSTRIES CORPORATION LIMITED, HINDALCO INDUSTRIES LIMITED, GRASIM INDUSTRIES LIMITED, BIRLA TMT HOLDINGS PRIVATE LIMITED, ELAINE INVESTMENTS PTE LTD, ORIANA INVESTMENTS PTE LTD, IGH HOLDINGS PRIVATE LIMITED, MR. KUMAR MANGALAM BIRLA AND VODAFONE INTERNATIONAL HOLDINGS B.V.

Statutory Alert:

1.         The authenticity of this Stamp Certificate should be verified at “www.shcilestamp.com’’. Any discrepancy in the details on this Certificate and as available on the website renders it invalid.

2.         The onus of checking the legitimacy is on the users of the certificate.

3.         In case of any discrepancy please inform the Competent Authority.

FIRST AMENDMENT TO THE IMPLEMENTATION AGREEMENT

This Amendment Agreement (the “Amendment Agreement”) to the Implementation Agreement dated 20 March 2017 (the “Implementation Agreement”) is entered into on 30 August 2018 at New Delhi, India, among:

(1)                                 VODAFONE INDIA LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Peninsula Corporate Park, Ganpatrao kadam Marg, Lower Parel, Mumbai 400 013, India (“VIL”);

(2)                                 VODAFONE MOBILE SERVICES LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai 400 013, India (“VMSL”);

(3)                                 IDEA CELLULAR LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Suman Tower, Plot No. 18, Sector —11, Gandhinagar 382 011, India and corporate office at 7th Floor, Konnectus, Tower B, Bhavbhuti Marg, Opposite New Delhi Railway Station (Ajmeri Gate Side) New Delhi 110 002, India (“ICL”);

(4)                                 THE PERSONS LISTED IN PART A OF SCHEDULE 1 OF THE IMPLEMENTATION AGREEMENT (collectively, the “VIL Promoters”);

(5)                                 THE PERSONS LISTED IN PART B OF SCHEDULE 1 OF THE IMPLEMENTATION AGREEMENT (collectively (other than KMB), the “ICL Promoters”);

(6)                                 MR. KUMAR MANGALAM BIRLA, an Indian resident aged 50 years, residing at Mangal Adityayan, 20 Carmichael Road, Mumbai 400 026, India (“KMB”); and

(7)                                 VODAFONE INTERNATIONAL HOLDINGS B.V., a company incorporated under the laws of the Netherlands, and having its registered office at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, the Netherlands (“Vodafone Confirming Party”).

VIL, VMSL, ICL, the VIL Promoters and the ICL Promoters are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)                               The Parties have entered into the Implementation Agreement in connection with the scheme of amalgamation and arrangement under Sections 230 to 232 of the Act among VIL, VMSL and ICL for combination of their telecommunications businesses in India.

(B)                               ICL has undertaken, prior to the Closing Date, (i) a fresh issuance of equity shares pursuant to a preferential issue for an amount aggregating to approximately Rs.32,500 million to Birla TMT Holdings Private Limited and certain Affiliates of the ICL Promoters who are not parties to the Implementation Agreement and (ii) a further fresh issuance of equity shares pursuant to a qualified institutions placement for an amount aggregating to approximately Rs.35,000 million.

(C)                               The Parties have agreed to enter into this Amendment Agreement to make certain amendments to the Implementation Agreement in accordance with Clause 16.5 of the Implementation Agreement.

(D)                               Capitalised words and expressions used but not defined herein shall have the same meaning as assigned to them under the Implementation Agreement and references to Clauses shall mean Clauses of the Implementation Agreement.

NOW THEREFORE THE PARTIES HEREBY AGREE TO AMEND THE IMPLEMENTATION AGREEMENT AS FOLLOWS:

1.                                      The Vodafone Group agrees to waive the condition in Clause 7.2.6 of the Implementation Agreement and further agrees that the ICL Merger Group shall have no obligation or liability under Clause 6.10 of the Implementation Agreement.

2.                                      Elaine Investments Pte Ltd and Oriana Investments Pte Ltd, each an Affiliate of the ICL Promoters, have each acquired 163,200,000 equity shares of ICL on 12 February 2018 pursuant to a preferential issue by ICL. Each of Elaine Investments Pte Ltd and Oriana Investments Pte Ltd hereby undertakes to adhere to and be bound by, and to observe and perform all obligations imposed by, the Implementation Agreement, in all respects, as a party thereto and as an ICL Promoter. The Parties acknowledge that Elaine Investments Pte Ltd and Oriana Investments Pte Ltd. shall be entitled to the rights and benefits of the Implementation Agreement in accordance with the terms thereof.

3.                                      IGH Holdings Private Limited, an Affiliate of the ICL Promoters to whom the ICL Promoters have assigned their right to purchase a portion of the Sale Shares in accordance with Clause 16.4.1 of the Implementation Agreement, and Birla TMT Holdings Private Limited, each an Indian owned and controlled entity incorporated in India, shall purchase the Sale Shares from Euro Pacific Securities Ltd., one of the VIL Promoters, in accordance with the Implementation Agreement and the Merger Scheme. IGH Holdings Private Limited hereby undertakes to adhere to and be bound by, and to observe and perform all obligations imposed by, the Implementation Agreement, in all respects, as a party thereto and as an ICL Promoter. The Parties acknowledge that IGH Holdings Private Limited shall be entitled to the rights and benefits of the Implementation Agreement in accordance with the terms thereof.

4.                                      Within one (1) month of the date hereof, ICL shall, and the ICL Promoters shall procure that ICL shall and Applause Entertainment Private Limited shall, amend the Content License Agreement between ICL and Applause Entertainment Private Limited dated 14 March 2018 to provide that such agreement shall automatically terminate upon the expiration of one (1) year from the effective date of such agreement (“Applause Termination Date”) (without any surviving provisions) unless the Board resolves otherwise. As of the Applause Termination Date, payments by ICL under the above-mentioned agreement shall not have exceeded Rs.600 million or such amount payable based on the performance conditions as per the terms of the agreement (subject to a maximum of Rs.600 million).

5.                                      Following Closing, the VIL Promoters, the ICL Promoters and the Merged Entity shall review the financial implications of the Funding Deed of the Vodafone Global Employee Share Trust in relation to Vodafone Group Share Awards among Vodafone India Limited, Sanne Fiduciary Services Limited and Vodafone Group Plc dated 30 June 2017 for the Merged Entity, and execute appropriate amendments, if required.

6.                                      AMENDMENTS

(a)         In Clause 1.1 (Definitions), before the definition of “ABMCPL”, the following definition shall be, and is hereby, inserted:

““ABIPBL” means Aditya Birla Idea Payments Bank Limited, a company incorporated in India under the Companies Act, 2013, and having its registered office at A4, Aditya Birla Centre, S.K. Ahire Marg, Worli, Mumbai 400 025, India.”

(b)         In Clause 1.1 (Definitions), the definition of “Permitted Leakage” shall be, and is hereby, substituted in its entirety by the following:

““Permitted Leakage” means: (i) with respect to the VIL Merger Group, recharge payments of up to EUR66.4 million per annum in favour of a Related Party and amounts paid in the ordinary course consistent with past practices pursuant to Part B of Schedule 9 (pro rated for a shorter period); (ii) with respect to the ICL Merger Group, recharge payments of up to US$43.0 million per annum in favour of ABMCPL and amounts paid in the ordinary course consistent with past practices pursuant to Part C of Schedule 9 (pro rated for a shorter period); (iii) settlement of any amounts provided for in the LBD Balance Sheet; (iv) the payment or extraction of value of an amount equal to the Vodafone Closing Adjustment, in the event the Vodafone Final Net Debt is less than the Vodafone Required Net Debt in accordance with Clause 3.3(ii); and (v) any payments or prepayments made by the VIL Merger Group in respect of debt issuance costs or arrangement fees which the parties mutually agree are for the benefit of the Merged Entity.”

(c)          In Clause 1.1 (Definitions), the definition of “Purchase Consideration” shall be, and is hereby, substituted in its entirety by the following:

““Purchase Consideration” means an amount calculated in accordance with the following formula:

A = (B/C) * D

where:

A	=	Purchase Consideration
B	=	Rs.38,739 million
C	=	4.94
D	=

(i) in case of purchase of the equity share capital of the Merged Entity, the numerical percentage of equity share capital of the Merged Entity on a Fully-Diluted Basis to be purchased by the Idea Purchaser(s); or

(ii) in case of purchase of the equity share capital of VIL, one-half of the numerical percentage of equity share capital of VIL on a Fully-Diluted Basis to be purchased by the Idea Purchaser(s),

provided that in the event the Idea Purchaser(s) are resident in India, such amount shall not exceed the maximum price permitted under Law in respect of a transfer of capital instruments of a listed Indian company by a person resident outside India to a person resident in India.”

(d)         In Clause 1.1 (Definitions), the definition of “Sale Shares” shall be, and is hereby, substituted in its entirety by the following:

““Sale Shares” means the higher of the following:

(a)         equity shares of the Merged Entity constituting 2.5% (two point five per cent.) of the equity share capital of the Merged Entity on a Fully-Diluted Basis as on the Closing Date (following issuance and allotment of the New Shares to the shareholders of VIL); and

(b)         such number of equity shares of the Merged Entity which results in the ICL Promoters (including the Idea Purchasers) holding at least 26.0% (twenty six per cent.) of the equity share capital of the Merged Entity on a Fully-Diluted Basis as on the Closing Date (following issuance and allotment of the New Shares to the shareholders of VIL).”

(e)          In Clause 1.1 (Definitions), the definition of “Vodafone Assigned Spectrum Charge” shall be, and is hereby, substituted in its entirety by the following:

““Vodafone Assigned Spectrum Charge” means any demand(s) issued to the VIL Merger Group by the DoT for one-time spectrum charges with respect to any Vodafone Administratively Assigned Spectrum for the period until the expiration of the relevant Communications Licence in respect of: (a) spectrum holding up to 4.4 MHz; (b) spectrum holding in excess of 4.4 MHz (in relation to the Transaction); and/or (c) merger of the Communications Licence for the Rest of Tamil Nadu Circle with the Communications Licence for the Chennai Circle into a single Communications Licence, but shall not include the Vodafone One-Time Spectrum Charge.”

(f)           In Clause 1.1 (Definitions), before the definition of “Vodafone Only Spectrum Cost”, the following definition shall be, and is hereby, inserted:

““Vodafone One-Time Spectrum Charge” means the amount paid by the VIL Merger Group in respect of the Bihar and Himachal Pradesh Circles not exceeding Rs.1.8 billion (Rupees one point eight billion).”

(g)          In Clause 1.1 (Definitions), the definition of “Vodafone Percentage” shall be, and is hereby, substituted in its entirety by the following:

““Vodafone Percentage” means the aggregate shareholding of the VIL Promoters in the Merged Entity on a Fully-Diluted Basis upon Closing, being not more than 47.5% (forty seven point five per cent.).”

(h)         In Clause 1.1 (Definitions), the definition of “Vodafone Shared Spectrum Cost” shall be, and is hereby, substituted in its entirety by the following:

““Vodafone Shared Spectrum Cost” means: (a) an amount equal to the Vodafone Assigned Spectrum Charge calculated on a pro rated basis for the period from the date of the Judgement of the NCLT sanctioning the Merger Scheme (or such other date as may be specified in the merger guidelines issued by the DoT applicable at the time of the approval of the Transaction by the DoT) until the expiration of the relevant Communications License set forth in Part A of Schedule 4, as compared to the total period to which the cost relates; and (b) the Vodafone One-Time Spectrum Charge which, for the avoidance of doubt, shall not be pro-rated.”

(i)             Clause 2.2.1(i) shall be, and is hereby, substituted in its entirety by the following:

“transaction(s) agreed between the Idea Group and the Vodafone Group pursuant to which, the VIL Promoters shall hold not more than 47.5% (forty seven point five per cent.) and the ICL Promoters shall hold at least 26.0% (twenty six per cent.) of the equity share capital of the Merged Entity, in each case, on a Fully-Diluted Basis; such transaction(s) being (a) the purchase by one or more ICL Promoters (the “Idea Purchasers”) of such number of equity shares of VIL which will represent, upon Closing, the Sale Shares, free of Lien, from one or more VIL Promoters for an amount equal to the Purchase Consideration prior to the Closing Date, and failing agreement among the Parties on such purchase, (b) the purchase by the Idea Purchasers of the Sale Shares from one or more VIL Promoters for an amount equal to the Purchase Consideration following the completion of the steps set out in Clause 2.2.1(ii) to Clause 2.2.1(vi). The relevant VIL Promoters and the Idea Purchasers shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the transactions contemplated in this Clause 2.2.1(i). Provided that in the event the Closing does not occur and any actions set out in this Clause 2.2.1(i) have been completed, the Parties shall make all reasonable endeavours to restore the Idea Purchasers, VIL and the VIL Promoters to their respective original positions, as if the actions under this Clause 2.2.1(i) did not occur and any costs, Taxes and expenses incurred for purposes of such restoration shall be borne by the VIL Promoters and the Idea

Purchasers equally;”

(j)            Clause 6.9.1(a) shall be, and is hereby, substituted in its entirety by the following:

““Idea Contingent Liabilities” means the potential liabilities of the Merged Entity and/or its subsidiaries in relation to the matters set out in Schedule 7A and applying the notes set out in Schedule 7A, but only to the extent such liabilities arise from facts, matters or circumstances in respect of the ICL Merger Group that take place or exist before the Locked Box Date and have not been included in Idea Net Debt or Idea Working Capital in accordance with the provisions of Schedule 5. Idea Contingent Liabilities with respect to Idea Assigned Spectrum Charge shall exclude any Idea Shared Spectrum Cost;”

(k)         Clause 6.9.1(b) shall be, and is hereby, substituted in its entirety by the following:

““Vodafone Contingent Liabilities” means the potential liabilities of the Merged Entity and/or its subsidiaries in relation to the matters set out in Schedule 7B and applying the notes set out in Schedule 7B, but only to the extent such liabilities arise from facts, matters or circumstances in respect of the VIL Merger Group that take place or exist before the Locked Box Date and have not been included in Vodafone Net Debt or Vodafone Working Capital in accordance with the provisions of Schedule 5. Vodafone Contingent Liabilities with respect to Vodafone Assigned Spectrum Charge shall exclude any Vodafone Shared Spectrum Cost;”

(l)             Clause 8.1.7 shall be, and is hereby, substituted in its entirety by the following:

“amendments to the Restated Articles for purposes of giving effect to amendments to the Shareholders’ Agreement, subject to approval of the shareholders of the Merged Entity;”

(m)     In Clause 6, the following new Clause 6.12 be, and is hereby, inserted:

“6.12                  Tax Refunds

6.12.1.           The Vodafone LBD Statement includes a Crystallised Pre-Closing Vodafone Contingent Asset of an amount of INR 6,550 million (the “Total Amount”). Notwithstanding anything contained in Clause 3 or Schedule 5 of this Agreement, if the Total Amount is not refunded to the Merged Entity by 30 September 2018 (the Total Amount less amount of any refund(s) received, the “Outstanding Amount”):

(a)         the VIL Promoters shall pay to the Merged Entity an amount equal to the Outstanding Amount within 10 (ten) Business Days of 30 September 2018; and

(b)         where the VIL Promoters are unable to satisfy their obligations under this Clause 6.12.1, the Vodafone Confirming Party shall be liable to the Merged Entity to satisfy such obligations so that the same benefits shall be received by the Merged Entity as would have been received if such obligations had been duly satisfied by the VIL Promoters.

6.12.2.           In the event that the VIL Promoters have or the Vodafone Confirming Party has paid the Outstanding Amount to the Merged Entity pursuant to Clause 6.12.1, and the Merged Entity subsequently receives refund(s) towards such Outstanding Amount (in whole or in part), such refund(s) shall be treated as Liability Refund(s) relating to Vodafone Contingent

Liabilities in respect of the relevant Liability Calculation Period(s) for purposes of calculation of the Vodafone Net Liability in accordance with Clause 6.9 (without double counting).

6.12.3              Clause 16.14 shall apply with respect to payment(s) made pursuant to this Clause 6.12.

6.12.4              No Party may make any claim against, or shall have any liability to the other Parties in respect of any Outstanding Amount, other than pursuant to this Clause 6.12.”

(n)         The Parties seek to delete Clause 12.3.7(b), and accordingly, Clause 12.3.7 shall be, and is hereby, substituted in its entirety by the following:

“The Vodafone Group shall have the right to terminate this Agreement forthwith by written notice to the Idea Group if approval is not obtained by the Idea Group at a Relevant Vote in relation to the ICL Merger Group within six (6) months from the date that the Merger Scheme is filed with the NCLT.”

(o)         In Clause 16.14, all references to “Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3” shall be, and are hereby, substituted in their entirety by “Clauses 2.1.5, 3.4.3(ii), 6.9, 6.12, 11 and/or 12.3”.

(p)         Part B of Schedule 1 to the Implementation Agreement shall be replaced in its entirety by Annexure 1 to this Amendment Agreement.

(q)         Part C of Schedule 1 to the Implementation Agreement shall be replaced in its entirety by Annexure 2 to this Amendment Agreement.

(r)            In Part B of Schedule 5 (Pre-closing adjustments), paragraph 1.7 shall be, and is hereby, substituted in its entirety by the following:

“There shall be no double counting of items in the respective LBD Statements and no amounts will be included more than once in the calculation of the Vodafone Net Debt, Vodafone Working Capital, Idea Net Debt and Idea Working Capital. Any amount included in Vodafone Net Debt or Vodafone Working Capital shall not be included in Vodafone Contingent Liabilities (as defined in Clause 6.9.1(b)) and shall not be subject to the provisions of Clause 6.9 of this Agreement. Any amount included in Idea Net Debt or Idea Working Capital shall not be included in Idea Contingent Liabilities (as defined in Clause 6.9.1(a)) and shall not be subject to the provisions of Clause 6.9 of this Agreement.

(s)           In paragraph 2.2(f) in Part B of Schedule 5 (Pre-closing adjustments), the word “and” shall be deleted.

(t)            In Part B of Schedule 5 (Pre-closing adjustments), paragraph 2.2(g) shall be, and is hereby, substituted in its entirety by the following:

“(g)    A liability shall be recognised equal to the amount of sale proceeds (net of income Taxes) received at the Locked Box Date by the VIL Merger Group in respect of any Identified Sale except in relation to the Identified Sale set out in the Business Transfer Agreement dated 13 November 2017 between ATC Telecom Infrastructure Private Limited, VIL and VMSL where the liability that shall be recognised shall be an amount equal to Rs.38,108,000,000 (net of income Taxes); and

(h)         A liability shall be recognised equal to the outstanding amount of the royalty fee payable under the Brand License Agreement, plus any amounts paid by VIL and VMSL in relation to VAT (as defined in the Brand License Agreement) in accordance with clause 3.3 of the Brand License Agreement in the event that an input tax credit is not available to the Merged Entity in relation to such amounts paid by VIL and VMSL, save to the extent that either: (i) such amount has been paid on or prior to the Locked Box Date in which case no liability shall be recognised; or (ii) such amount has been accrued by the VIL Merger Group at the Locked Box Date in which case it shall be included in Vodafone Working Capital in accordance with paragraph 2.4 (a) of this Schedule 5.”

(u)         In Part B of Schedule 5 (Pre-Closing adjustments), paragraph 2.3(a) shall be, and is hereby, substituted in its entirety by the following:

“Provisions for liabilities and charges (current and non-current portions) set out as contingent liabilities in Schedule 7B, other than Crystallised Pre-Closing Vodafone Contingent Liabilities that are captured in Vodafone Net Debt and liabilities in respect of municipal Taxes that are captured in Vodafone Working Capital in accordance with paragraph 2.4 (c) of this Schedule 5;”

(v)         In paragraph 2.4(a) in Part B of Schedule 5 (Pre-closing adjustments), the second instance of the word “and” shall be deleted.

(w)       In Part B of Schedule 5 (Pre-Closing adjustments), paragraph 2.4(b) shall be, and is hereby, substituted in its entirety by the following:

“(b)   Capital advances (other than capital advances for the purchase of spectrum rights which shall be treated as Vodafone Other; and

(c)          Liabilities recognised at the Locked Box Date in respect of municipal Taxes.”

(x)         In paragraph 3.2(f) in Part B of Schedule 5 (Pre-closing adjustments), the word “and” shall be deleted.

(y)         In Part B of Schedule 5 (Pre-closing adjustments), paragraph 3.2(g) shall be, and is hereby, substituted in its entirety by the following:

“(g)    A liability shall be recognised equal to the amount of sale proceeds (net of income Taxes) received at the Locked Box Date by the ICL Merger Group in respect of any Identified Sale except in relation to the Identified Sale set out in the Share Purchase Agreement dated 13 November 2017 between ATC Telecom Infrastructure Private Limited, ICL and Idea Infrastructure where the liability that shall be recognised shall be an amount equal to Rs.39,535,000,000 (net of income Taxes); and

(h)         An asset or liability (as applicable) shall be recognised equal to the ICL Merger Group’s proportionate share of the net debt of ABIPBL at the Locked Box Date. For the purposes of this paragraph the term proportionate share shall mean the percentage of the ordinary share capital of ABIPBL owned by the ICL Merger Group at the Locked Box Date. In determining the net debt of ABIPBL, the assets and liabilities of ABIBPL shall be classified on a consistent basis with the classification set out in Part D of this Schedule 5, subject to any other requirements of Part B of this Schedule 5.”

(z)          In Part B of Schedule 5 (Pre-Closing adjustments), paragraph 3.3(a) shall be, and is hereby, substituted in its entirety by the following:

“Provisions for liabilities and charges (current and non-current portions) set out as contingent liabilities in Schedule 7A, other than Crystallised Pre-Closing Idea Contingent Liabilities that are captured in Idea Net Debt and liabilities in respect of municipal Taxes that are captured in

Idea Working Capital in accordance with paragraph 3.4 (c) of this Schedule 5;”

(aa) In Part B of Schedule 5 (Pre-Closing adjustments), paragraph 3.4(b) shall be, and is hereby, substituted in its entirety by the following:

“(b)   Capital advances (other than capital advances for the purchase of spectrum rights which shall be treated as Idea Other; and

(c)          Liabilities recognised at the Locked Box Date in respect of municipal Taxes”

(bb) In Part B of Schedule 5 (Pre-closing adjustments), paragraph 3.5(j) shall be, and is hereby, substituted in its entirety by the following:

“Any sale proceeds receivable (net of related Taxes) at the Locked Box Date by the ICL Merger Group in respect of any Identified Sale except in the case of the Identified Sale set out in the Share Purchase Agreement dated 13 November 2017 between ATC Telecom infrastructure Private Limited, ICL and Idea Infrastructure where any Deferred Consideration as defined in that agreement (net of related Taxes) shall be classified as an asset in Idea Net Debt to the extent that the Identified Sale has taken place but the Deferred Consideration has not been received by the Locked Box Date.”

(cc) In Part B of Schedule 9 (Vodafone Contracts with Related Parties Surviving Closing), the following new paragraphs 6 and 7 be, and are hereby, inserted:

“6.        Agreements relating to the BBG cable system:

a.              Bay of Bengal Gateway Construction and Maintenance Agreement dated 30 April 2013 (“C&MA”), including Supplementary Agreement No.1 to the C&MA dated 15 May 2016;

b.              Asset Purchase Agreement between Cable & Wireless Global Network Limited and Vodafone South Limited dated 8 October 2014;

c.               Asset Purchase Agreement between Cable & Wireless Global Network Limited and Vodafone South Limited dated 27 January 2015;

d.              Asset Purchase Agreement between Vodafone Global Network Limited and Vodafone South Limited dated 8 June 2015;

e.               Asset Purchase Agreement between Vodafone Global Network Limited and VMSL dated 31 March 2016;

f.                Asset Purchase Agreement between Vodafone Global Network Limited and VMSL dated 8 May 2017;

g.               Asset Purchase Agreement between Vodafone Global Network Limited and VMSL dated 10 October 2017;

h.              Landing Provider Agreement in relation to the Bay of Bengal Submarine Cable System between Vodafone Global Network Limited and VMSL dated 28 August 2018.

7.              Funding Deed of the Vodafone Global Employee Share Trust in relation to Vodafone Group Share Awards among Vodafone India Limited, Sanne Fiduciary Services Limited and Vodafone Group Plc dated 30 June 2017.”

(dd) In Part C of Schedule 9 (Idea Contracts with Related Parties Surviving Closing), paragraph 6 shall be, and is hereby, substituted in its entirety by the following:

“6.        Any arrangements between Idea Group and its Related Parties to avail any insurance services for its assets, distributors, retailers, employees and their dependents.”

(ee) In Part C of Schedule 9 (Idea Contracts with Related Parties Surviving Closing), the following new paragraph 12 be, and is hereby, inserted:

“12. Content License Agreement between ICL and Applause Entertainment Private Limited dated 14 March 2018.”

7.                                      FULL FORCE AND EFFECT

This Amendment Agreement shall be effective from 1 May 2018, and shall be read together with, and as a part of, the Implementation Agreement. Except as amended hereby, all of the terms and conditions of the Implementation Agreement shall remain in full force and effect.

8.                                      COUNTERPARTS

This Amendment Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument, but shall not be effective until each Party has executed at least one counterpart. Further, the delivery of a PDF format copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

9.                                      GOVERNING LAW AND DISPUTE RESOLUTION

This Amendment Agreement shall be governed by and construed in accordance with Laws of India. Any dispute or difference arising out of or in connection with this Amendment Agreement shall be resolved in the manner provided in Clauses 16.8 (Consultation) and 16.9 (Arbitration) of the Implementation Agreement, mutatis mutandis.

[Remainder of this page has been intentionally left blank]

In witness whereof, this Amendment Agreement has been entered into on the date and year first above written.

For and on behalf of Vodafone India Limited

/s/ Ravinder Takkar
Name:	Mr. Ravinder Takkar
Title:	Director

For and on behalf of Vodafone Mobile Services Limited

/s/ Ravinder Takkar
Name:	Mr. Ravinder Takkar
Title:	Authorised Signatory

[Signature Page to the First Amendment to the Implementation Agreement]

For and on behalf of Vodafone International Holdings B.V.

/s/ R. Buckers		/s/ L.R.M. Kraan
Name:	R. Buckers	Name:	L.R.M. Kraan
Title:	Director	Title:	Authorised Representative

[Signature Page to the First Amendment to the Implementation Agreement]

For and on behalf of Al-Amin Investments Ltd.

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

For and on behalf of Asian Telecommunication Investments (Mauritius) Ltd.

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

For and on behalf of CCII (Mauritius) Inc

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

For and on behalf of Euro Pacific Securities Ltd.

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

[Signature Page to the First Amendment to the implementation Agreement]

For and on behalf of Vodafone Telecommunications (India) Ltd.

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

For and on behalf of Mobilvest

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

For and on behalf of Prime Metals Ltd.

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

For and on behalf of Trans Crystal Ltd.

/s/ Gerhardus Adriaan Van Niekerk
Name:	Gerhardus Adriaan Van Niekerk
Title:	Director

[Signature Page to the First Amendment to the Implementation Agreement]

For and on behalf of Omega Telecom Holdings Private Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Director

For and on behalf of Telecom Investments India Private Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Director

For and on behalf of Jaykay Finholding (India) Private Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Director

For and on behalf of Usha Martin Telematics Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Director

[Signature Page to the First Amendment to the Implementation Agreement]

For and on behalf of		Duly constituted attorney for
Idea Cellular Limited		Kumar Mangalam Birla

/s/ Anil Arya		/s/ Anil Chirania
Name:	Mr. Anil Arya	Name:	Anil Chirania
Title:	Authorised Signatory	Title:	PoA Holder

For and on behalf of		For and on behalf of
Pilani Investment and Industries Corporation Limited		Hindalco Industries Limited

/s/ N.K. Baheti		/s/ Pinky Mehta
Name:	N.K. Baheti	Name:	Pinky Mehta
Title:	CFO	Title:	Authorised Signatory

For and on behalf of		For and on behalf of
Grasim Industries Limited		Birla TMT Holdings Private Limited

/s/ Pinky Mehta		/s/ Anil Chirania
Name:	Pinky Mehta	Name:	Anil Chirania
Title:	Authorised Signatory	Title:	Authorised Signatory

For and on behalf of
IGH Holdings Private Limited

/s/ Anil Chirania
Name:	Anil Chirania
Title:	Authorised Signatory

[Signature Page to the First Amendment to the Implementation Agreement]

For and on behalf of		For and on behalf of
Elaine Investments Pte Ltd		Oriana Investments Pte Ltd

/s/ Madugula Venkata Naga Saritha		/s/ Madugula Venkata Naga Saritha
Name:	Madugula Venkata Naga Saritha	Name:	Madugula Venkata Naga Saritha
Title:	Director	Title:	Director

[Signature Page to the First Amendment to the Implementation Agreement]

ANNEXURE 1

Part B — ICL Promoters

1.              Pilani Investment and Industries Corporation Limited, a company incorporated in India under the Companies Act, 1913, and having its registered office at 9/1 R N Mukherjee Road, Birla Building, 14th Floor, Kolkata 700 001, West Bengal, India

2.              Hindalco Industries Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at Century Bhawan, 3rd Floor, Dr. Annie Besant Road, Worli, Mumbai 400 025, Maharashtra, India

3.              Grasim Industries Limited, a company incorporated in India under the Companies Act, 1913, and having its registered office at Birlagram Nagda, Ujjain 456 331, Madhya Pradesh, India

4.              Birla TMT Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 212, 2nd Floor, T V Industrial Estate, 52, S K Ahire Marg, Worli Mumbai 400 030, Maharashtra, India

5.              Elaine Investments Pte Ltd, a company incorporated in Singapore, and having its registered office at OCBC Centre, 65, Chulia Street, Unit No.48-05/06/07/08, Singapore 049513

6.              Oriana Investments Pte Ltd, a company incorporated in Singapore, and having its registered office at OCBC Centre, 65, Chulia Street, Unit No.48-05/06/07/08, Singapore 049513

7.              IGH Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 1st Floor, Industry House, 159 Churchgate Reclamation, Mumbai 400 020, Maharashtra, India

ANNEXURE 2

Part C — Shareholding Pattern of the Merged Entity as on the Closing Date

Percentage of Share Capital
of Merged Entity on a Fully-
S.No.	Shareholder	Diluted Basis
1.	VIL Promoters	Not more than 47.5%
2.	ICL Promoters (including Idea Purchasers)	At least 26.0%
3.	Public Shareholders	At least 25.0%